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EXHIBIT 11.1      STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


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
                                                                        Year Ended
                                                                     December 31, 1999
                                                                   (In Thousands, Except
                                                                      Per Share Data)


1. Net Income                                                             $ 235,670
      Less: Preferred stock dividends declared                                6,000
                                                                          ---------

     Net income available to common shareholders                          $ 229,670
                                                                          =========

2. Weighted average common shares outstanding                                54,461
3. ESOP shares not committed to be released                                  (3,110)
                                                                          ---------
4. Total weighted average common shares outstanding                          51,351
                                                                          =========

5. Basic earnings per common share                                        $    4.47
                                                                          =========

6. Total weighted average common shares outstanding                          51,351

7. Dilutive effect of stock options using the treasury stock method           1,156

8. Total average common and common equivalent shares                         52,507
                                                                          =========

9. Diluted earnings per common share                                      $    4.37
                                                                          =========
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